UNITED STATES SECURITIES AND
EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported)	February 15, 2012

UPSTREAM BIOSCIENCES INC.
(Exact name of registrant as specified in its charter)
Nevada	000-50331	98-0371433
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

50 West Liberty Street, Suite 880, Reno, NV  89501
(Address of principal executive offices and Zip Code)
Registrant's telephone number, including area code	403.537.2516

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective February 15, 2012, we appointed Charles El-Moussa to our board of directors. Also effective February 15, 2012, Mike McFarland resigned as a director and officer of our company.

Mr. El-Moussa is currently general counsel and chief operation officer of Remax, Texas where he directs and oversees all legal and corporate franchise operations including franchise sales, broker services, corporate development and sponsorship, advertising, marketing, charities promotions and information technology. Mr. El-Moussa also held the position of Corporate Fuel Marketing Manager of Universal Weather & Aviation, in Houston, Texas where he managed the marketing of a $200 million global fuel card program, managed direct relationships with fortune 500 clients, fixed base operators and fuel suppliers worldwide, coordinated the design and implementation of the fuel department's automated web page, spearheaded the development of the department's in-house automation project and analyzed fuel sales profitability and productivity.

Mr. El-Moussa obtained his B.B.A at the University of St. Thomas in Houston and his J.D. at the South Texas College of Law in Houston.

Family Relationships

No family relationships exist between any of our directors or executive officers.

Certain Related Transactions and Relationships

We have not been party to any transaction with Mr. El-Moussa since the beginning of our last fiscal year, or any currently proposed transaction with Mr. El-Moussa in which we were or will be a participant and where the amount involved exceeds $120,000, and in which Mr. El-Moussa had or will have a direct or indirect material interest.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UPSTREAM BIOSCIENCES INC.

 /s/ Charles El-Moussa
Charles El-Moussa
President, Secretary, Treasurer, Chief Executive Officer,
Chief Financial Officer and Director

Date: February 16, 2012